Exhibit 10.49
GTx, INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(AMENDED AND RESTATED
EFFECTIVE NOVEMBER 4, 2008)

GTX, INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
Table of Contents

ARTICLE I

Definitions	2

ARTICLE II

Election to Defer	2

ARTICLE III

Deferred Compensation Accounts	3

ARTICLE IV

Payment of Deferred Compensation	4

ARTICLE V

Administration	5

ARTICLE VI

Amendment of Plan	5

ARTICLE I
DEFINITIONS
     1.1 “Board” shall mean the Board of Directors of GTx, Inc.
     1.2 “Cash Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive deferred cash compensation under Article II hereof.
     1.3 “Common Stock” shall mean the Common Stock of the Company.
     1.4 “Company” means GTx, Inc.
     1.5 “Director” shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.
     1.6 “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board.
     1.7 “He”, “Him” or “His” shall apply equally to male and female members of the Board.
     1.8 “Plan” shall mean the GTx, Inc. Directors’ Deferred Compensation Plan, as it may be amended from time to time.
     1.9 “Stock Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.
     1.10 “Stock Value” shall mean, for any given day, the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market (“Nasdaq”) on the business day immediately preceding such day, except as otherwise provided in the Plan. If the closing price is not available from Nasdaq for the Common stock on a business day immediately preceding the date in question, then the immediately preceding practicable date for which such closing price is available shall be used.
     1.11 “Year” shall mean calendar year.
ARTICLE II
ELECTION TO DEFER
     2.1 A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election. Any person who shall become a Director during any Year, and who was not a Director of the

Company on the preceding December 31, may elect, within thirty (30) days after becoming a Director, to defer payment of all or a specified part of such Fees earned during the remainder of such Year.
     2.2 The election to participate in the Plan and defer payments under the Plan shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company by the applicable date under Paragraph 2.3.
     2.3 The election is irrevocable with respect to the Year to which it relates upon the submission of such election to the Secretary of the Company. The election first submitted by a Director shall remain effective with respect to Fees earned during subsequent Years, unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.
ARTICLE III
DEFERRED COMPENSATION ACCOUNTS
     3.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director. Each Director shall be fully vested at all times in any amounts credited to his Cash Account and Stock Account.
     3.2 The Company shall credit, on the date Fees become payable, to the Cash Account of each Director the deferred portion of any Fees due the Director as to which an election to receive cash has been made. Fees deferred in the form of cash (and interest thereon) shall be held in the general funds of the Company.
     3.3 On the first day of each quarter, the Company shall credit the Cash Account of each Director with interest calculated on the basis of the balance in such account on the first day of each month of the preceding quarter at the prime rate of interest then in effect at First Horizon National Bank, Memphis, Tennessee, or if no such rate shall be available, then such rate of interest as is then published in the Wall Street Journal as the prevailing prime rate of interest.
     3.4 The Company shall credit the Stock Account of each Director who has elected to receive deferred compensation in the form of Common Stock with the number of shares of Common Stock equal in value to (i) the deferred portion of any Fees due the Director as to which an election to receive Common Stock has been made, divided by the Stock Value on the date such Fees otherwise would have been paid, (ii) any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director’s Stock Account, divided by the Stock Value on the date such cash dividends are paid, and (iii) any stock dividends payable on the number of shares of Common Stock represented in each Director’s Stock Account, equal in value to the Stock Value of such stock dividends on the date such stock dividends are paid. Credits that are made to each Director’s Stock Account pursuant to the preceding sentence shall be made, with respect to any Fees, on the date that such Fees become payable and, with respect to any dividends, on the date that such dividends are paid on Common Stock. If adjustments are made to the outstanding shares of Common Stock as a result of stock-splits, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to the Director’s Stock Account.
     3.5 Common Stock shall be computed to three decimal places.
     3.6 The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.
     3.7 The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of Common Stock for the payment of its obligations under the Plan, but shall make available as and when required a sufficient number of shares of Common Stock to meet the needs of the Plan, provided that the Company shall not be required to issue any fractional shares of Common Stock, and any fractional share amounts shall be paid in cash to the Director, at the time the shares of Common Stock are issued to such Director, based on the Stock Value of such Common Stock on the payment date.
     3.8 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
ARTICLE IV
PAYMENT OF DEFERRED COMPENSATION
     4.1 Amounts credited to a Director’s Cash Account and Stock Account shall be distributed in a single lump sum to the Director on the date, if any, selected by the Director pursuant to the Director’s election (made pursuant to Paragraph 2.2 of Article II) (or as soon as administratively practicable thereafter); provided, however, that if the Director has not selected a distribution date or the Director’s selected distribution date is after his ”separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), then distribution shall be made on the date of the “separation from service” in the form of a single lump sum. Notwithstanding the foregoing, if the Director is a “specified employee” (as such term is defined in Internal Revenue Code Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his or her “separation from service”, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A as a result of the payment of deferred compensation upon his “separation from service”, the distribution shall be delayed until the earlier to occur of (i) the date that is six months and one day after the date of the “separation from service” or (ii) the date of the Director’s death. Amounts credited to a Director’s Cash Account shall be paid in cash. Amounts credited to a Director’s Stock Account shall be paid in shares of Common Stock, subject to Paragraph 3.7 hereof.
     4.2 Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of death. Any designated beneficiary shall receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director’s Cash Account and/or Stock Account shall be payable in accordance with Paragraph 4.1 to the Director’s or former Directors’ estate. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company.
ARTICLE V
ADMINISTRATION
     5.1 The Company shall administer the Plan at its expense. The Company has the exclusive discretion and authority to construe and interpret the Plan, and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, eligibility to participate in the Plan and amount of benefits to be paid under the Plan. The rules, interpretations, computations and other actions of the Company shall be final and binding on all parties.
     5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.
ARTICLE VI
AMENDMENT OF PLAN
     6.1 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board, except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director’s Cash Account or Stock Account without such Director’s (or beneficiary’s, if applicable) express written consent.

APPENDIX A
Date: ____________
_____________________
Corporate Secretary
GTx, Inc.
_____________________
Dear Mr. ____________:
     Pursuant to the GTx, Inc. Directors’ Deferred Compensation Plan, as amended to date (the “Plan”), I hereby elect to defer receipt of all or a portion of my Director’s fees for the calendar year commencing on January 1, 20___in accordance with the percentages indicated below.
     [Insert the following paragraph for election forms completed in November or December 2008 only:] I hereby also elect to make this election effective for all of my Director’s fees previously deferred under the Plan and any other amounts previously credited to my Cash Account and Stock Account under the Plan. I understand that this election will supersede all my previous elections under the Plan.
     I acknowledge and agree that this election is irrevocable and shall remain effective with respect to my Director’s fees earned during subsequent calendar years, unless I terminate it by written request to the Secretary of the Company prior to the commencement of the year for which the termination is to be effective.
     I elect to have my Director’s fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a, b and c, below).
     (a) ______% of the aggregate Director’s fees shall be credited to my Cash Account (as defined in the Plan);
     (b) ______% of the aggregate Director’s fees shall be credited to my Stock Account (as defined in the Plan);
     (c) ______% of the aggregate Director’s fees shall not be deferred, but shall be paid to me directly as they accrue.
     Optional: I elect to receive a distribution of the amount credited to my Cash Account and Stock Account on the following date (or as soon as administratively practicable thereafter): ____________.
     I understand that if I do not select a distribution date for the amount credited to my Cash Account and Stock Account OR the distribution date I select is after my “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), then notwithstanding my
Appendix A

selected distribution date, the amount credited to my Cash Account and Stock Account will be distributed to me on the date of my “separation from service” in the form of a single lump sum.
     Notwithstanding the foregoing, if I am a “specified employee” (as such term is defined in Internal Revenue Code Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon my “separation from service”, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A as a result of the payment of deferred compensation upon my “separation from service”, the distribution shall be delayed until the earlier to occur of (i) the date that is six months and one day after the date of my “separation from service” or (ii) the date of my death.
     In the event of my death prior to receipt of the amounts credited to my Cash Account and/or Stock Account, I designate __________________ as my beneficiary to receive the amounts so credited.
Very truly yours,
__________________
Appendix A